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                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                           RED MAN PIPE & SUPPLY CO.

TO:  THE SECRETARY OF STATE OF OKLAHOMA:
     101 STATE CAPITOL BUILDING
     OKLAHOMA CITY, OK  73105

     The undersigned Oklahoma corporation, for the purpose of adopting an Amended and Restated Certificate of Incorporation pursuant to Section 1080 of the Oklahoma General Corporation Act, hereby states as follows:

     1.  The name of the Corporation is Red Man Pipe & Supply Co.

     2. The date of filing its original Certificate of Incorporation with the Secretary of State was August 17, 1976, which has been subsequently amended, the last amendment being filed February 9, 1995.

     3. The Certificate of Incorporation of this Corporation is hereby restated as amended by this Certificate, to read in its entirety as follows:

                                   ARTICLE I
                                   ---------

     The name of the Corporation is Red Man Pipe & Supply Co.

                                  ARTICLE II
                                  ----------

     The address of the Corporation's registered office in the State of Oklahoma is 111 West Fifth, Suite 300, Tulsa, Oklahoma 74103, and the name of its registered agent is David L. Noss and his address is 111 West Fifth, Suite 300, Tulsa, Oklahoma, 74103. The address of the principal office or place of business of the Corporation in Oklahoma is 8023 East 63rd, Suite 800, Tulsa, OK 74133.

                                  ARTICLE III
                                  -----------

     The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Oklahoma.

                                  ARTICLE IV
                                  ----------

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million Two Thousand (100,002,000), divided into classes designated as follows:

A. Fifty Million (50,000,000) shares of Class A Voting Common Stock, par value One Cent ($0.01) per share (the "Class A Common Stock");

B. Fifty Million (50,000,000) shares of Class B Voting Common Stock, par value One Cent ($0.01) per share (the "Class B Common Stock"); and

C. Two Thousand Shares (2,000) shares of Preferred Stock, par value Two Thousand Five Hundred Dollars ($2,500.00) per share ("the Preferred Stock").

     The powers, preferences, privileges, voting and other special or relative rights, and the qualifications, limitations or restrictions thereof, granted to or imposed upon the shares of Common Stock and Preferred Stock shall be as follows:

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1.   Preferred Stock:  The Board of Directors of the Corporation shall be
     ---------------
     authorized, without action by the shareholders, to issue such Preferred Stock from time to time in one or more series. The Board may also fix for each series the number of shares, designation, liquidation and dividend rights, preferences, voting rights, redemption rights and any other rights, restrictions and qualifications or sinking fund provisions.

     (a) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (1) The number of shares constituting that series and the distinctive designation of that series;

          (2) The dividend rate on the shares of that series, whether the dividend shall be cumulative, and if so, from which date or dates and the terms and conditions on which dividends shall be paid;

          (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          (4) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such event as the Board of Directors shall determine;

          (5) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates and the terms of the sinking fund or redemption or purchase account, if any;

          (6) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up or merger, consolidation, distribution, or sale of the assets of the Corporation;

          (7) Provisions, if any, for the vote or consent of the holders of a stated percentage of the outstanding shares of Preferred Stock of such series with respect to changes in the rights, preferences or limitations of the shares of such series, or the designation or issuance of series of the Preferred Stock by the Board of Directors, or the authorization or issuance of other classes or series of preferred stock; and

          (8) Any other relative rights, preferences and limitations of that series.

     (b) Dividends on outstanding shares of Preferred Stock shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid or set apart for payment on the shares of Common Stock with respect to the same dividend period.

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     (c)  No holder of shares of Preferred Stock shall be entitled to any preemptive rights with respect to subscribing for or purchasing any part of any new or additional issue or sale or reservation of stock or securities of any class or kind whatsoever.

2.   Class A and Class B Common Stock.
     --------------------------------

     (a) Neither the outstanding shares of Class A Common Stock nor the outstanding shares of Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the outstanding shares of the other class of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

     (b) The holders of Class A Common Stock and Class B Common Stock shall have the exclusive right to vote for the election of Directors (other than in the case of newly created directorships and vacancies, which may be filled by the remaining Directors) and on all other matters requiring Stockholder action, with each share of Class A Common Stock entitling the holder thereof to one (1) vote on any matter submitted to the Stockholders for a vote, and each share of Class B Common Stock entitling the holder thereof to ten (10) votes on any matter submitted to the Stockholders for a vote, provided that such holder of the Class B Common Stock is a member of the Ketchum Group (as hereinafter defined); and every reference in this Restated Certificate of Incorporation or the By-Laws of the Corporation, as in effect from time to time, to a majority or other portion of stock shall refer to such majority or other proportion of the votes of such stock; provided, however, that, except as required by law, holders of Class A Common Stock and Class B Common Stock shall, on every matter submitted to the Stockholders for a vote, vote as a single class, and in no case, except as required by law, shall the holders of Class A Common Stock or Class B Common Stock be entitled to vote separately as a class, and provided that the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the voting stock of the Corporation; and as used in this Restated Certificate of Incorporation, the "Ketchum Group" shall mean Betty J. Ketchum, and the lineal descendants of Lewis B. Ketchum and Betty J. Ketchum (collectively, the "Ketchum Family"), and trusts, partnerships or other entities controlled by or for the benefit of any member or members of the Ketchum Family.

     (c) Upon any merger, consolidation, reorganization or other business combination of the Corporation and any other entity, the consideration to be received per share by the holders of the Class A Common Stock and Class B Common Stock as a result of such merger, consolidation, reorganization or other business combination shall be identical, except that the voting rights of any securities received by holders of Class A Common Stock may differ from the voting rights of

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          any securities received by holders of Class B Common Stock to the extent that the voting rights differ between shares of Class A Common Stock and shares of Class B Common Stock.

     (d) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of Class A Common Stock and Class B Common Stock, without distinction as to class, in accordance with the number of shares held by each such holder.

     (e) There shall be no preemptive rights in the holders of shares of Class A Common Stock or Class B Common Stock with respect to subscribing for or purchasing any part of any new or additional issue or sale or reservation of stock or securities of any class or kind whatsoever.

     (f) Holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, on an equal basis, such dividends payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of the assets or funds to the Corporation legally available therefor. With respect to any dividends or distributions in cash, stock or property, each share of Class A Common Stock shall have rights equal to the rights of Class B Common Stock; provided, however, that in the case of dividends or distributions payable in Common Stock of the Corporation, such dividend or distribution must be made proportionately to the holders of Class A Common Stock and Class B Common Stock, either: (i) in Class A Common Stock to holders of both Class A Common Stock and Class B Common Stock; or (ii) in Class A Common Stock to holders of Class A Common Stock and in Class B Common Stock to holders of Class B Common Stock.

3.   Conversion of Class B Common Stock to Class A Common Stock.  Each share of
     ----------------------------------------------------------
     Class B Common Stock may be converted, at any time and at the election of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock shall be converted automatically into one share of Class A Common Stock at the time it is sold, transferred or otherwise disposed of to any third party other than a member of the Ketchum Group. Upon any conversion of the Class B Common Stock into Class A Common Stock, the holder thereof shall be entitled to only one (1) vote per share on any matter submitted to the Stockholders for a vote.

                                   ARTICLE V
                                   ---------

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1.   To adopt, amend or repeal the By-Laws of the Corporation.

2. By a majority of the whole Board of Directors, to designate one (1) or more committees, each committee to consist of one (1) or more of the Directors of the Corporation. The Board may designate one (1) or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of

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     Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the By-Laws may provide that in the absence or disqualification of any member of such committee or committees, the member of members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

                                  ARTICLE VI
                                  ----------

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of this Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of Title 18 of the Oklahoma Statutes or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of Title 18 of the Oklahoma Statutes may order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors and/or on all the shareholders or class of shareholders of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE VII
                                  -----------

     Meetings of shareholders may be held within or without the State of Oklahoma, as the By-Laws may provide. The books of the Corporation may be kept (subject to applicable law) inside or outside the State of Oklahoma at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

                                 ARTICLE VIII
                                 ------------

     To the fullest extent permitted by the Oklahoma General Corporation Act as the same exists or may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                                  ARTICLE IX
                                  ----------

     This Amended and Restated Certificate of Incorporation was set forth in a resolution duly adopted by the Board of Directors which declared the

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adoption of the Amended and Restated Certificate of Incorporation to be
advisable and which ordered that the Amended and Restated Certificate of Incorporation be considered by the shareholders of the Corporation entitled to vote thereon.

     Such Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 1080 and Section 1073 of the Oklahoma General Corporation Act by the written consent of the holders of all of the issued and outstanding shares of capital stock of the Corporation in lieu of a special meeting thereof dated November 12, 1997.

     IN WITNESS WHEREOF, said Red Man Pipe & Supply Co. has caused its corporate seal to be affixed hereto and this Amended and Restated Certificate of Incorporation to be signed by its President and Secretary the 12th day of November, 1997.


                                 RED MAN PIPE & SUPPLY CO.

                                 /s/ LEWIS CRAIG KETCHUM
                                 __________________________________
                                 Lewis Craig Ketchum, President
ATTEST:

/s/ BETTY J. KETCHUM
___________________________
Betty J. Ketchum, Secretary

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